Exhibit 10.1

June 1, 2024

Mittie Doyle, MD

Dear Mittie:

On behalf of Avala Therapeutics, Inc., a Delaware corporation (the "Company"), we are pleased to formalize for you the terms of your employment with the Company as set forth in this agreement (the "Agreement"). Please note that this offer of employment is contingent upon a clearance of a background check and two satisfactory professional references.

1.    In General. You will be employed by the Company, and your employment hereunder shall be governed in accordance with the provisions set forth below. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, without the need for further agreement or consent by either you or the Company.

2.    Position. You will serve as the Company's Chief Medical Officer, reporting to the Company's Chief Executive Officer ("CEO"). During the Employment Term (as defined below), you shall devote all your business time, energy and skill and your best efforts to the performance of your duties with the Company provided, however, that, subject to the approval of the Board (as defined in Section 5(b) below), such approval to not be unreasonably conditioned, denied or delayed, the Executive may serve as an outside member of two board of directors of for-profit entities or in industry-related positions. You shall have the duties that are commensurate with your position and any other duties that may be assigned to you by the CEO, and you shall perform all such duties faithfully and efficiently in compliance with applicable law and the Company's policies, as may be in effect from time to time. Your principal place of employment will be the Company's Wayne, PA offices, with such remote work and business travel as reasonably authorized and requested by the Company.

3.    Term. This Agreement sets forth the terms and conditions of your employment that shall apply commencing as of July 15th, 2024 (the "Effective Date") and ending upon termination of this Agreement by either party as described in Section 7 hereof (such period, the "Employment Term"). Upon the termination of your employment by either party for any reason, you will resign all position(s), if any, that you may hold with or for the benefit of the Company and/or its affiliates.

4.    Base Salary. The Company agrees to pay you a base salary compensation at an annual rate of US $500,000.00, payable in accordance with the regular payroll practices of the Company (the "Base Salary"). The Base Salary shall be subject to annual review beginning in 2025, and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Base Salary may be decreased in conjunction with a reduction in base salary affecting all similarly-situated employees so long as the you will not experience a proportional decrease greater than that of any other similarly-situated employee.
5.    Bonus Compensation.

a)    Inducement Grant. As soon as practicable after the Effective Date, but in no event later than forty-five (45) days following the Effective Date, and subject to your execution of a separate grant document, the Company will grant you a number of non-statutory stock options to purchase 234,000 shares of Company Common Stock with an exercise price equal to the closing price of the common stock on the date of the grant on the principal exchange on which Company's shares are then traded. The stock options will vest over four years, with a 12-month cliff, such that the first 25% of such stock options will vest on the first anniversary following the Effective Date, and the remainder will vest in equal monthly installments, provided that you remain an employee of the Company as of each such vesting date. Such stock options will be granted to you pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company's 2016 Equity Incentive Plan or any other equity incentive plan of the Company, as a material inducement to your employment with the Company.

b)    Additional Grants. During the Employment Term, you will be eligible to receive additional discretionary annual equity awards as determined by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board. Such awards may consist of restricted stock, restricted stock units, or options to acquire shares of Avalo common stock, pursuant to the terms, conditions, and restrictions of this Agreement, the Company's 2016 Equity Incentive Plan or other future similar plan and the form of award agreement thereunder.

c)    Annual Bonus. During the Employment Term, you shall be eligible to receive an annual discretionary bonus of a target amount of up to 40% of your Base Salary as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. Such bonus will be paid in of cash or, if mutually agreeable, grants of additional equity awards in the Company, which shall be immediately vested, and is intended to be substantially consistent with cash bonuses and equity award bonuses paid to employees of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance. It is agreed that your bonus for the first year of employment would not be prorated based on your start date and will be paid at the full 40% of your Base Salary.

6.    Employee Benefits. You shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, provided that such modification or termination is conducted in compliance with applicable law and applied consistently to all similarly-situated employees. You will be eligible for all paid holiday time observed by the Company. In addition, you will be provided a minimum of 25 days of paid vacation per year. Vacation days will accrue and may be used in accordance with the Company's written policies. Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder. The Company shall reimburse the costs of your medical licensure renewal and maintenance, as well as the costs of continuing medical education.

7.    Termination of Employment.

a)    Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten days' prior written notice by the Company for "Disability" (as defined in the Company's long-term disability plan as in effect from time to time or, if no such plan is in effect, as defined under Code Section 409A (as defined in Section 19 below)); provided, however, nothing herein shall give the Company the right to terminate you prior to discharging its obligations, if any, under the Family and Medical Leave Act ("FMLA"), the Americans with Disabilities Act ("ADA") or any other applicable law. Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the following payments and benefits: (i) any unpaid Base Salary through the date of termination, reimbursement for any unreimbursed business expenses under the Company's expense reimbursement policy incurred through the date of termination and any accrued but unused vacation time in accordance with Company policy, payable within 30 days following such termination of employment, (ii) all other vested payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant; and (iii) a prorated annual bonus for the year in which the termination occurs, payable when such annual bonuses are paid to other employees of the Company (collectively, the benefits described in Sections 7(a)(i) and 7(a)(ii) hereof shall be hereafter referred to as the "Accrued Benefits").

b)    For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. "Cause" shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within 30 days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board acting collectively (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within 30 days of your receipt of written notice from the Company; (iii) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company that could reasonably be expected to be materially injurious to the Company; or (v) a material breach of this

Agreement or any other agreement with the Company, or a material violation of the Company's code of conduct or other written policy that, if such material breach referenced in subsection (v) is capable of cure, is not cured within 30 days of your receipt of written notice from the Company. Upon a termination for Cause, the Company shall pay to you only the Accrued Benefits.

c)    Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, subject to your compliance with the obligations in Sections 81 9 and 10 hereof, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) if not yet paid, your earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company's Board, payable when such annual bonuses are paid to other executive employees of the Company; (iii) severance in the form of continued payment of your Base Salary as in effect immediately prior to your termination for nine consecutive months following such termination; (iv) your annual bonus for the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company's Board, prorated to reflect your completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company; (v) full vesting of options awarded by the Company, which you shall have six months to exercise from the date of such termination; and (vi) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the first anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, however, the Company has the right to terminate its payment pursuant to clause (vi) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The first payment pursuant to clause 7(c)(iii) shall be made in the first payroll period after the 60th day following such termination and shall include payment of any amounts that would otherwise be due prior thereto.

d)    By Employee; For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for any reason. "Good Reason" shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, including, without limitation, a material diminution of your Base Salary inconsistent with Section 4 hereof, (iii) a permanent relocation of more than twenty-five (25) miles of your primary place of employment in Wayne, PA. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate your disability or pursuant to the FMLA, ADA or any other applicable law shall not constitute Good Reason for purposes of this

Agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances (or the first opportunity when you reasonably should have become aware of such circumstances), and the Company shall have 30 days following the receipt of such notice to cure such alleged "Good Reason" event. If the Company does not cure such event within the cure period, you must terminate your employment within 10 days following the end of such cure period, and if you do not do so, any claim of such circumstances as "Good Reason" will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c) above. Upon a termination by you other than for Good Reason, the Company shall pay to you only the Accrued Benefits.

e)    Without Cause or For Good Reason Following a Change in Control. In the event of your termination at the time of, or within the six months following, a Change in Control, as defined in the Company's 2016 Equity Incentive Plan, as amended, (A) by the Company without Cause (other than for Death or Disability), (8) by you for Good Reason, or (C) by you, as an additional event of "Good Reason," due to a permanent relocation of your primary place of employment of more than 25 miles from the initially-agreed place of employment, then subject to your compliance with the obligations in Sections 81 9 and 1O hereof and in lieu of the benefits described in Sections 7(c) and 7(d) above, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) if not yet paid, your earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company's Board, payable when such annual bonuses are paid to other executive employees of the Company; (iii) severance in the form of continued payment of your Base Salary as in effect immediately prior to your termination for 12 consecutive months following such termination; (iv) 100% of your annual bonus earned (this will not be prorated for the 2024 bonus given the explicit terms in 5 (c)) in the year in which the termination occurs, payable when such annual bonuses are paid to other employees of the Company; (v) full vesting of options awarded by the Company, which you shall have six months to exercise from the date of such termination; and (vi) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the first anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, however, the Company has the right to terminate its payment pursuant to clause (vi) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The first payment pursuant to clause 7(e)(iii) shall be made in the first payroll period after the 60th day following such termination and shall include payment of any amounts that would otherwise be due prior thereto.

8.    Release. Any payments and benefits provided under this Agreement beyond the Accrued Benefits shall only be payable if you execute and deliver to the

Company and do not revoke a general release of claims that may otherwise lie against the Company and its related parties in a form reasonably satisfactory to the Company (the "General Release"). The General Release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. The Company shall deliver to you such General Release within seven days after termination.

9.    Restrictive Covenants.

a)    Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, which shall have been obtained by you during your employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required or permitted to disclose by applicable law (including, but not limited to, the Defend Trade Secrets Act of 2016), regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 9. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Provided further, that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You hereby acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.
b)    Non-Compete. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business may result in irreparable harm to the Company. Accordingly, during the your employment hereunder and for a period of 12 months thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by or otherwise render services to (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation)

any person, firm, corporation or other entity engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or any of its subsidiaries conducts business (the "Restricted Territory"). You agree that the Restricted Territory includes the following severable and divisible geographic areas: the United States. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than 5% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries.

c)    Non-Solicitation; Non-Interference. (i) During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries to purchase goods or services competitive with those sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
(ii)    During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (8) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) if such person was employed or retained during anytime within six months prior to, or after, your termination of employment.
d)    Non-Disparagement. You agree not to make negative comments or otherwise disparage the Company (including its subsidiaries) or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to cause its senior executive management employees and the senior executive management employees of its subsidiaries not to make negative comments or otherwise disparage you, in any manner likely to be harmful to you or your business, business reputation or personal reputation. The foregoing sentences shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

e)    Inventions. (i) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments ("Inventions"), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (8) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to you work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company's request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all right full oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit. The Company will reimburse you for any reasonable, documented out-of pocket expenses incurred by you as a result of the Company's request(s) in complying with this Section 9(f)(i), including travel, duplicating or telephonic expenses incurred by you, but without additional compensation to you from the Company.

(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called "moral rights" with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(f)    Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), you shall return all property belonging to the Company or its subsidiaries (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)    Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)    Tolling. In the event of any violation of the provisions of this Section    you acknowledge and agree that the post-termination restrictions contained in this Section 9 shall be extended by a period equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post termination restriction period shall be tolled during any period of such violation.

(i)    Survival of Provisions. The obligations contained in Sections 81 and 10 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter.

10.    Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its subsidiaries and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its subsidiaries in the prosecution of any claims that may be made by the Company or its subsidiaries, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its subsidiaries. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its subsidiaries (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 10.

11.    Equitable Relief and Other Remedies. You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event a violation by you of Section 9 or Section 10 hereof is determined by a court of competent jurisdiction in any state, any severance being paid to you pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to you (other than $1,000) shall be immediately repaid to the Company.

12.    No Assignments. Except as provided in this Section 12 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

13.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.    Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the state courts of New Castle County, Delaware or the United States District Court located in Wilmington, Delaware. You and the Company consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections upon "forum non conveniens."

16.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.    Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and are not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.
18.    Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.    Code Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "non-qualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a 'termination," 'termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)    For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Mary Scavello via email to [intentionally omitted].

[Signature Page Immediately Follows]

Sincerely,

AVALO THERAPEUTICS, INC.

/s/ Garry A. Neil
Garry A. Neil, MD
Chief Executive Officer

EMPLOYEE

/s/ Mittie Doyle, MD
Mittie Doyle, MD

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